EXHIBIT 3.2

Amendment No. 4

to

the Limited Partnership Agreement

of

Global Diversified Futures Fund L.P.

dated as of

June 15, 1998,

and

as amended by Amendment No. 1

dated as of

August 8, 2014

and

as amended by Amendment No. 2

dated as of

December 30, 2015

and

as amended by Amendment No. 3

dated as of

December 8, 2017

(the “Agreement”)

WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 17(a), the Agreement shall be amended as follows:

1.    Paragraph 4(a) is hereby deleted and replaced in its entirety with the following: “Term. The term of the Partnership shall commence on the date the Certificate of Limited Partnership is filed in the office of the Secretary of State of the State of New York, and shall end upon the first to occur of the following: (1) December 31, 2020; (2) receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Units of Limited Partnership Interest then outstanding (excluding Units of Limited Partnership Interest owned by the General Partner, an affiliate of the General Partner or any of their employees), notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution; (3) assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 17); (4) any event which shall make it unlawful for the existence of the Partnership to be continued; or (5) if Net Asset Value falls below $400 as of the end of any business day after trading. As used in this Paragraph 4(a), “affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner.

2.    The foregoing amendment shall be effective as of November [6], 2018, and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.

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IN WITNESS WHEREOF, this amendment to the Agreement has been executed for and on behalf of the undersigned on November 6, 2018.

General Partner:

Ceres Managed Futures LLC

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.

By: CERES MANAGED FUTURES LLC

ATTORNEY-IN-FACT

By: /s/ Patrick T. Egan

       Patrick T. Egan

       President and Director